Exhibit 99.1

loanDepot Announces Fourth Quarter and Full Year 2020 Financial Results

Industry disruptor, loanDepot, continues to redefine modern lending and reports record results

– Record quarterly and annual loan originations of $37.4 billion and $100.8 billion, respectively

– Record annual revenue of $4.3 billion and net income of $2.0 billion

FOOTHILL RANCH, Calif., February 18, 2021—loanDepot, Inc. and its subsidiaries (NYSE: LDI) (collectively, “loanDepot” or the “Company”), the innovative consumer lending and real estate services provider that is using its proprietary mello® technology to deliver best-in-class experiences to its customers, today announced results for the fourth quarter and year ended December 31, 2020.

loanDepot’s assets are unlike any other lender in the marketplace today:

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Diversified strategy: Integrated at-scale refinance and purchase business ensures that loanDepot thrives in any mortgage market. The Retail strategy has 2,300+ employee loan officers serving customers online and in local markets nationwide. The Partner strategy has significant relationships with some of the largest home builders, financial institutions, real estate and mortgage brokers across the nation.

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Data and Analytics: loanDepot has harnessed the power of its data science and proprietary AI and machine learning models, dramatically widening the Company’s top-of-funnel marketing reach, gaining market share, significantly driving down customer acquisition cost and increasing sales productivity.

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Brand: loanDepot has the second-most recognized brand in the industry today and has continued to invest in its brand strength through the “Home Means Everything” national ad campaign and partnership with Major League Baseball as its exclusive mortgage partner.

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Technology: loanDepot’s proprietary technology platform, mello®, is core to all operations, which maximizes loan officer closings, reduces cycle times and improves customer satisfaction. mello® also allows the Company to easily add new products and services, whether organic or acquired.

“I’m incredibly proud of and humbled by our record-breaking 2020 performance and thank our team members for their passionate commitment to our customers during an unprecedented year,” said Founder and CEO Anthony Hsieh.

“Customers gravitate to the loanDepot brand because we think and do differently. We are able to efficiently and effectively serve homeowners and future homeowners through our Retail and Partner channels, with the best proprietary data science, AI, machine learning and technology available, which ensures we are serving customers the way they wish to be served through the most important financial transaction of their lives. As we continue our growth trajectory and expand our product and service offerings, we will do so in a way that delivers satisfaction and value for our customers, partners, team members and shareholders for decades to come.”

Fourth Quarter Earnings Call

Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, following the release of its earnings results.

Financial Summary

	Three Months Ended			Year Ended
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Rate lock volume	$49,711,270	$49,280,386	$20,347,563	$160,984,531	$75,262,459
Loan origination volume	37,395,352	27,157,669	16,055,972	100,760,151	45,324,026
Gain on sale margin	3.38%	4.98%	2.36%	4.27%	2.81%

Financial Results
Total revenue	$1,298,394	$1,368,930	$415,292	$4,312,174	$1,337,131
Total expense	750,433	640,014	401,116	2,296,816	1,304,460
Net income	547,170	728,349	16,213	2,013,110	34,420

Non-GAAP Financial Measures(1)
Adjusted total revenue	$1,252,707	$1,345,550	$407,197	$4,252,907	$1,346,178
Adjusted net income	375,711	524,819	4,675	1,461,617	31,885
Adjusted EBITDA	530,364	745,499	29,499	2,084,536	124,005

(1)

We believe Adjusted Total Revenue, Adjusted EBITDA, and Adjusted Net Income provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. See “Non-GAAP Financial Measures” for a discussion of how we define and calculate Adjusted Total Revenue, Adjusted EBITDA and Adjusted Net Income.

Operational Results

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Record rate lock volume of $49.7 billion during the fourth quarter of 2020 resulted in quarterly total revenue of $1.3 billion. Fourth quarter 2020 revenue declined by $70.5 million, or 5%, from the third quarter of 2020 due to gain on sale margins returning to a more normalized level of 3.38% during the fourth quarter of 2020. For the year ended December 31, 2020, rate lock volume set a Company record at $161.0 billion resulting in total revenue of $4.3 billion from gain on sale margin of 4.27%.

•

Loan origination volume for the fourth quarter of 2020 was also a record at $37.4 billion, an increase of $10.2 billion or 38% from the third quarter of 2020. Loan origination volume for the year ended December 31, 2020 totaled $100.8 billion, an increase of 122% from loan origination volume for the year ended December 31, 2019.

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Our Retail and Partner strategies delivered a record $28.3 billion of purchase loan originations during 2020, which represented an increase of 53% from the prior year, while refinance loan originations of $72.5 billion represented an increase of over 170% for the year.

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Net income for the fourth quarter of 2020 decreased to $547.2 million as compared to $728.3 million in the prior quarter. Adjusted net income for the fourth quarter of 2020 decreased to $375.7 million as compared to $524.8 million for the third quarter of 2020. The quarter over quarter decreases were driven by the decline in gain on sale margin and increased expenses from higher loan origination volume. For the year ended December 31 2020, net income totaled $2.0 billion and adjusted net income totaled $1.5 billion.

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Total expenses for the fourth quarter 2020 increased $110.4 million, or 17% from the third quarter 2020, due to higher direct expenses on record loan originations, additional personnel and related expenses to support the growth in our business and higher marketing costs as we expanded our national brand campaign. During the fourth quarter of 2020, our team members grew by 15% to 9,892 compared to our 38% growth in loan originations, which demonstrates our ability to rapidly grow and improve efficiency.

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Disciplined and purposeful investments in the Company’s technology enabled an 8% decline in cost per loan for the full year 2020 as compared 2019. Our data driven marketing efforts and servicing expertise resulted in a customer acquisition cost decline of 28% year over year as well.

Other Highlights

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On February 11, 2021, the Company completed its initial public offering. Since loanDepot did not have any shares outstanding prior to this date, earnings per share information was not determinable. As of February 11, 2021, the Company had 6,068,834 of Class A shares outstanding, 179,431,851 of Class C shares outstanding and 120,642,007 of Class D shares outstanding.

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During the fourth quarter of 2020, the Company donated $2.0 million on behalf of our employees to support individuals and families impacted by COVID-19 as well as to support several key charitable organizations. These donations bring the total amount donated in 2020 to support pandemic-relief and philanthropic efforts to $3.0 million.

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In February of 2021, we entered into a multi-year partnership agreement with Major League Baseball wherein loanDepot was named “Official Mortgage Provider” of Major League Baseball. This partnership further expands our brand reach and reinforces our brand promise to millions of MLB fans nationwide.

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We believe our position as the second most recognized mortgage brand grew even stronger through our ongoing national television ad campaign delivering over 7 billion household impressions from May through December 2020. Our extensive data analytics also allowed us to capitalize on the 1.6 million average monthly website visits and 330 million online media exposures during the fourth quarter of 2020.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	Dec - 20 vs Sep - 20	Dec - 20 vs. Dec - 19
Cash and cash equivalents	$284,224	$637,511	$73,301	(55.4)%	287.7%
Loans held for sale, at fair value	6,955,424	4,888,364	3,681,840	42.3	88.9
Servicing rights, at fair value	1,127,866	780,451	447,478	44.5	152.0
Warehouse and other lines of credit	6,577,429	4,601,062	3,466,567	43.0	89.7
Total liabilities	9,236,615	7,017,792	4,576,626	31.6	101.8
Total equity	1,656,613	1,633,521	375,885	1.4	340.7

Record quarterly originations drove an increase in loans held for sale at December 31, 2020, which increased by 42% from the prior quarter to $7.0 billion. The balance on our warehouse lines of credit increased by 43% during the quarter due to the increased origination activity. Total funding capacity with our lending partners increased to $8.1 billion at December 31, 2020 from $5.5 billion at September 30, 2020. The increase of $2.6 billion was due to the addition of two new facilities with two and three year maturity dates as well as increases to existing facilities. Available borrowing capacity was $1.5 billion at December 31, 2020.

Unrestricted cash and cash equivalents was $284.2 million at December 31, 2020. The decrease in cash from September 30, 2020 was primarily due to earnings offset by tax distributions of $71.1 million as required under the Company’s operating agreement and profit distributions of $453.8 million as allowed under the Company’s operating agreement.

The fair value of mortgage servicing rights increased by 45%, or $347.4 million during the fourth quarter to a record $1.1 billion. This increase was driven by $411.3 million of new additions, partially offset by runoff of $80.0 million. During the fourth quarter of 2020, servicing retained loan sales increased as a result of the record level of loan originations.

Strategic Channel Overview

Our diverse origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

Retail Channel

	Three Months Ended			Year Ended
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Volume data:
Rate locks	$40,066,201	$40,903,946	$15,854,996	$132,448,124	$59,116,290
Loan originations	29,665,251	21,714,871	11,409,261	80,256,667	32,700,837
Gain on sale margin	3.47%	5.07%	2.87%	4.41%	3.39%

The Company employs more than 2,300 licensed mortgage loan professionals who work in our Retail Channel that reach customers through our organic marketing or their own relationships in either our proprietary call centers or local in-market branches. During the fourth quarter of 2020, our Retail Channel accounted for $29.7 billion, or 79%, of our loan originations. For the year ended December 31, 2020, our Retail Channel contributed $80.3 billion, or 80%, of loan originations.

Partner Channel

	Three Months Ended			Year Ended
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Volume data:
Rate locks	$9,645,069	$8,376,440	$4,492,567	$28,536,407	$16,146,169
Loan originations	7,730,101	5,442,799	4,646,711	20,503,484	12,623,189
Gain on sale margin	2.58%	4.06%	1.19%	3.06%	1.16%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nations largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovate mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience. During the fourth quarter of 2020, our Partner Channel accounted for $7.7 billion, or 21%, of our loan originations. For the year ended December 31, 2020, our Partner Channel contributed $20.5 billion, or 20%, of our loan originations.

The returns were complemented by $3.7 million of income recorded from our joint ventures for the fourth quarter of 2020 and $10.4 million for the year ended December 31, 2020, reflecting the wide variety of industry partners we work with in the channel.

We entered into two new joint venture relationships with home builders during the second half of 2020 and added one new joint venture relationship in the first quarter of 2021 with a federally chartered savings bank offering banking and insurance services.

Servicing

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	Dec - 20 vs Sep -20	Dec - 20 vs. Dec -19
Total servicing portfolio (unpaid principal balance)	$102,931,258	$77,171,998	$36,336,126	33.4%	183.3%
Total servicing portfolio (units)	342,600	272,701	148,750	25.6	130.3
60+ days delinquent ($)	$2,162,585	$2,073,862	$383,272	4.3%	464.2%
60+ days delinquent (%)	2.1%	2.7%	1.1%
Servicing rights, net	$1,124,302	$776,993	$444,443	44.7	153.0

The unpaid principal balance of our servicing portfolio increased $66.6 billion, or 183%, to $102.9 billion compared to $36.3 billion as of December 31, 2019. The fourth quarter of 2020 comprised $25.8 billion, or 39% of the total $66.6 billion increase throughout the year, driven by an increase in servicing-retained loan sales. We continued to invest in growing our high quality servicing portfolio and not only increased total loan originations but also the percentage of our servicing customers who chose to refinance with us. For the fourth quarter of 2020, our organic refinance consumer direct recapture rate was 66%, highlighting the efficacy of our marketing efforts and the strength of our customer relationships.

Servicing income increased $67.5 million, or 57% to $185.9 million for the year compared to $118.4 million for 2019, and increased $16.0 million, or 33% to $64.4 million for the fourth quarter of 2020 compared to $48.4 million for the third quarter of 2020.

As of December 31, 2020, approximately 2.4%, or $2.4 billion, of our servicing portfolio was in active forbearance. This represents a decline from 3.4%, or $2.6 billion, at the end of the third quarter of 2020.

Guidance

We expect analyst research to be published and coverage of loanDepot, Inc. to begin in the near future and anticipate providing updated guidance on first quarter 2021 performance after those publications.

Consolidated Statements of Operations

($ in thousands)	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$44,730	$31,453	$41,076	$142,879	$127,569
Interest expense	(42,562)	(29,553)	(40,794)	(131,443)	(130,344)

Net interest income	2,168	1,900	282	11,436	(2,775)
Gain on origination and sale of loans, net	1,172,704	1,279,431	337,798	4,046,159	1,125,853
Origination income, net	91,253	71,740	41,651	258,807	149,500
Servicing fee income	64,375	48,406	33,396	185,895	118,418
Change in fair value of servicing rights, net	(68,389)	(57,603)	(19,495)	(284,521)	(119,546)
Other income	36,283	25,056	21,660	94,398	65,681

Total net revenues	1,298,394	1,368,930	415,292	4,312,174	1,337,131
EXPENSES:
Personnel expense	508,638	441,818	239,308	1,531,371	765,256
Marketing and advertising expense	90,709	60,435	54,081	264,337	187,880
Direct origination expense	36,127	33,465	31,743	124,754	93,531
General and administrative expense	51,146	52,372	32,786	171,712	100,493
Occupancy expense	9,826	9,997	9,520	39,262	37,209
Depreciation and amortization	8,547	8,585	10,116	35,669	37,400
Subservicing expense	29,556	22,820	12,660	81,710	41,397
Other interest expense	15,884	10,522	10,902	48,001	41,294

Total expenses	750,433	640,014	401,116	2,296,816	1,304,460

Income before income taxes	547,961	728,916	14,176	2,015,358	32,671
Income tax expense (benefit)	791	567	(2,037)	2,248	(1,749)

Net income	547,170	728,349	16,213	2,013,110	34,420
Net income attributable to noncontrolling interests	547,170	728,349	16,213	2,013,110	34,420

Net income attributable to loanDepot, Inc.	$—	$—	$—	$—	$—

Consolidated Balance Sheets

($ in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$284,224	$637,511	$73,301
Restricted cash	204,465	70,387	44,195
Accounts receivable, net	138,122	118,400	121,046
Loans held for sale, at fair value	6,955,424	4,888,364	3,681,840
Derivative assets, at fair value	647,939	722,149	131,228
Servicing rights, at fair value	1,127,866	780,451	447,478
Property and equipment, net	85,002	76,250	80,897
Operating lease right-of-use asset	66,433	56,449	61,693
Prepaid expenses and other assets	77,241	57,610	52,653
Loans eligible for repurchase	1,246,158	1,184,015	197,812
Investments in joint ventures	17,528	16,773	17,030
Goodwill and other intangible assets, net	42,826	42,954	43,338

Total assets	$10,893,228	$8,651,313	$4,952,511

LIABILITIES AND EQUITY
LIABILITIES
Warehouse and other lines of credit	$6,577,429	$4,601,062	$3,466,567
Accounts payable and accrued expenses	442,928	375,957	196,102
Derivative liabilities, at fair value	168,169	59,432	9,977
Liability for loans eligible for repurchase	1,246,158	1,184,015	197,812
Operating lease liability	86,023	72,590	80,257
Financing lease obligations	3,442	18,258	33,816
Debt obligations, net	712,466	706,478	592,095

Total liabilities	9,236,615	7,017,792	4,576,626
EQUITY
Noncontrolling interest	1,656,613	1,633,521	375,885

Total liabilities and equity	$10,893,228	$8,651,313	$4,952,511

Loan Origination and Sales Data

	Three Months Ended			Year Ended
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Loan origination volume by type:
Conventional conforming	$31,389,431	$22,034,957	$11,005,102	$79,960,680	$29,535,192
FHA/VA/USDA	5,013,338	4,532,290	3,934,082	17,584,601	11,599,805
Jumbo	591,739	209,167	784,008	1,821,700	3,154,982
Other	400,844	381,255	332,780	1,393,170	1,034,047

Total	$37,395,352	$27,157,669	$16,055,972	$100,760,151	$45,324,026

Loan origination volume by channel:
Retail	$29,665,251	$21,714,870	$11,409,261	$80,256,666	$32,700,837
Partnership	7,730,101	5,442,799	4,646,711	20,503,485	12,623,189

Total	$37,395,352	$27,157,669	$16,055,972	$100,760,151	$45,324,026

Loan origination volume by purpose:
Purchase	$9,813,921	$8,546,295	$5,298,068	$28,301,076	$18,513,555
Refinance	27,581,431	18,611,374	10,757,904	72,459,075	26,810,471

Total	$37,395,352	$27,157,669	$16,055,972	$100,760,151	$45,324,026

Loans sold:
Servicing retained	$33,989,511	$24,402,497	$7,967,753	$87,186,118	$20,360,739
Servicing released	1,394,979	1,195,252	7,382,863	10,353,541	23,134,883

Total	$35,384,490	$25,597,749	$15,350,616	$97,539,659	$43,495,622

Loan origination margins:
Gain on sale margin	3.38%	4.98%	2.36%	4.27%	2.81%

Fourth Quarter Earnings Call

Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, following the release of its earnings results.

The conference call can also be accessed by dialing 833-312-1365 (domestic) or 236-712-2485 (international) using pin number 3784967. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Total Revenue, Adjusted EBITDA, and Adjusted Net Income as non-GAAP measures. We believe Adjusted Total Revenue, Adjusted EBITDA, and Adjusted Net Income provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Total Revenue” as total revenues, net of the change in fair value of mortgage servicing rights (“MSRs”) and the related hedging gains and losses. We define “Adjusted EBITDA” as earnings before interest expense and amortization of debt issuance costs on non-funding debt, income taxes, depreciation and amortization, change in fair value of MSRs, net of the related hedging gains and losses, change in fair value of contingent consideration, stock compensation expense and management fees, and IPO related expense. We define “Adjusted Net Income” as tax-effected earnings before stock compensation expense and management fees, IPO expense, and the change in fair value of MSRs, net of the related hedging gains and losses, and the tax effects of those adjustments. Adjustments for income taxes are made to reflect LD Holdings historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. We exclude from each of these non-GAAP measures the change in fair value of MSRs and related hedging gains and losses as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operations. We also exclude stock compensation expense, which is a non-cash expense, management fees and IPO expenses as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Adjusted Total Revenue, Adjusted EBITDA, and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted EBITDA, and Adjusted Net Income are not intended as alternatives to total revenue, net income (loss), or net income attributable to the Company or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Total net revenue	$1,298,394	$1,368,930	$415,292	$4,312,174	$1,337,131
Change in fair value of servicing rights(1)	(16,355)	2,930	(13,678)	95,395	51,639
Net losses (gains) from derivatives hedging servicing rights	4,525	1,981	2,383	(14,490)	(20,974)
Realized and unrealized (gains) losses from derivative assets and liabilities(2)	(33,857)	(28,291)	3,200	(140,172)	(21,618)

Change in fair value of servicing rights net of hedging gains and losses(3)	(45,687)	(23,380)	(8,095)	(59,267)	9,047

Adjusted total revenue	$1,252,707	$1,345,550	$407,197	$4,252,907	$1,346,178

(1)	Included in change in fair value of servicing rights, net in the Company’s consolidated statements of operations.
(2)	Included in gain on origination and sale of loans, net in the Company’s consolidated statements of operations, as shown below:

	Three Months Ended			Year Ended December 31,
($ in thousands) (Unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Unrealized (losses) gains from derivative assets and liabilities	$(198,710)	$201,003	$(37,622)	$320,756	$85,679
Less: Unrealized (losses) gains from derivative assets and liabilities—IRLC and LHFS	(209,767)	195,383	(28,830)	288,325	95,578

Unrealized gains (losses) from derivative assets and liabilities—servicing rights	11,057	5,620	(8,792)	32,431	(9,899)
Realized (losses) gains from derivative assets and liabilities	(78,226)	(162,191)	20,720	(450,254)	(128,634)
Less: Realized (losses) gains from derivative assets and liabilities—IRLC and LHFS	(101,027)	(184,862)	15,128	(557,995)	(160,151)

Realized gains (losses) from derivative assets and liabilities—servicing rights	22,801	22,671	5,592	107,741	31,517

Realized and unrealized gains (losses) from derivative assets and liabilities—servicing rights	$33,857	$28,291	$(3,200)	$140,172	$21,618

(3)	Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income to Adjusted Net Income ($ in thousands) (Unaudited)	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Net income	$547,170	$728,349	$16,213	$2,013,110	$34,420
Income tax expense (benefit)	791	567	(2,037)	2,248	(1,749)

Income before taxes	547,961	728,916	14,176	2,015,358	32,671
Adjustments to income taxes(1)	141,040	187,616	3,649	518,733	8,410

Tax-effected net income	406,921	541,300	10,527	1,496,625	24,261
Change in fair value of servicing rights, net of hedging gains and losses(2)	(45,687)	(23,380)	(8,095)	(59,267)	9,047
Stock compensation expense and management fees	1,099	1,186	215	9,565	1,219
IPO expenses	2,560	—	—	2,560	—	0
Tax effect of adjustments(3)	10,818	5,713	2,028	12,134	(2,642)

Adjusted net income	$375,711	$524,819	$4,675	$1,461,617	$31,885

(1)	loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below:

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	4.74%	4.74%	4.74%	4.74%	4.74%

Effective income tax rate	25.74%	25.74%	25.74%	25.74%	25.74%

(2)	Amounts represent the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(3)

Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) stock compensation expense and management fees, and (c) IPO expense at the aforementioned effective income tax rates.

Reconciliation of Net Income to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Net income	$547,170	$728,349	$16,213	$2,013,110	$34,420
Interest expense—non-funding debt (1)	15,884	10,522	10,902	48,001	41,294
Income tax expense (benefit)	791	567	(2,037)	2,248	(1,749)
Depreciation and amortization	8,547	8,585	10,116	35,669	37,400
Change in fair value of servicing rights, net of hedging gains and losses(2)	(45,687)	(23,380)	(8,095)	(59,267)	9,047
Change in fair value—contingent consideration	—	19,670	2,185	32,650	2,374
Stock compensation expense and management fees	1,099	1,186	215	9,565	1,219
IPO expense	2,560	—	—	2,560	—

Adjusted EBITDA	$530,364	$745,499	$29,499	$2,084,536	$124,005

(1)	Represents other interest expense, which includes amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)	Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements

This press release may contain “forward-looking statements,” which reflect loanDepot’s current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would” and “could.” These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the “Risk Factors” section of loanDepot, Inc.’s Registration Statement on Form S-1, dated February 9, 2021, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot

loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Founded in 2010, loanDepot offers a diversified network of direct-to-consumer, in-market, and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, the Company has funded more than $300 billion since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. The Company also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.

Investor Relations Contact:

Abe Gutierrez

Vice President, Investor Relations

(949) 860-8215

ir@loandepot.com

or

Nicole Carrillo

Executive Vice President, Chief Accounting Officer

(949) 575-5187

ir@loandepot.com

Media Contact:

Lori Wildrick

Vice President, Communications

(949) 330-8791

lwildrick@loandepot.com